Exhibit 21.1
SUBSIDIARIES OF THREDUP INC.
As of December 31, 2022

Subsidiaries	State or other jurisdiction of incorporation or organization
Knitwit GC LLC	Virginia, USA
Remix Global EAD	Bulgaria
ThredUp Intermediary Holdings LLC	Virginia, USA